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                                  CROWE CHIZEK


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Commercial Bancshares, Inc. (the "Company") on Form S-8 of our report dated January 10, 1997, on our audit of the consolidated balance sheets of the Company as of December 31, 1996, and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the two years in the period ended December 31, 1996, which are included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

                                            /s/ Crowe, Chizek and company LLP

                                            Crowe, Chizek and Company LLP

Columbus, Ohio
July 30, 1997